                                                                    Exhibit 99.1
                                                                    ------------



                                                           For Immediate Release
                                                           ---------------------


                   THE LEARNING COMPANY, INC. AND PEARSON PLC
                       REACH AGREEMENT ON MINDSCAPE, INC.

March 6, 1998

CAMBRIDGE, Mass., THE LEARNING COMPANY, INC. (NYSE:TLC), announced today that it has entered into an agreement with certain affiliates of Pearson plc to acquire all of the stock of Mindscape, Inc., a leading publisher of education, productivity and entertainment software.

Mindscape, Inc. is the publisher of many award winning titles such as Mavis Beacon Teaches Typing, The Complete National Geographic Collection, Print Master Platinum, Chessmaster 5500 and The Princeton Review: Inside the SAT & ACT and other home productivity, reference and educational titles. Mindscape had revenues of approximately $130 million in its most recent year ended
December 31, 1997.

The Learning Company has agreed to purchase Mindscape for a purchase price of $150 million, payable primarily in cash and the remainder through the issuance of shares of common stock. The closing of the transaction is subject to certain conditions, including expiration of applicable waiting periods under pre-merger notification regulations.

Michael Perik, Chairman and Chief Executive Officer of The Learning Company, Inc., said, "We are very impressed with the achievements and the sales momentum that Mindscape has been able to achieve over the past twelve months. We believe the company has built one of the best portfolios of branded content available in the marketplace today. Mindscape's product strategy will complement that of The Learning Company and allow us to provide an even broader array of products to our customers. In addition, we expect that this acquisition will be accretive to fiscal 1998 earnings by at least $.05 per share for the Learning Company."

Kevin O'Leary, President of The Learning Company said, "Mindscape brings several premium franchises into the Learning Company's portfolio of leading educational and reference brands. These include Mavis Beacon Teaches Typing, The Complete National Geographic Collection, Print Master Platinum, The Princeton Review:
Inside the ACT & SAT and Chessmaster 5500. Print Master Platinum achieved leadership in its home graphics category in January 1998, according to PC Data. We expect to even further accelerate Print Master Platinum's momentum by expanding its distribution through our school and direct response channels. Furthermore, The Learning Company and Mindscape together are number-one in dollar market share in U.S. retail in the month of January 1998, according to PC Data."

Marjorie Scardino, Chief Executive Officer of Pearson plc said, "We are selling Mindscape because we believe it is always going to be worth more to a company such as The Learning Company than it would be to Pearson. It was important to us to find a new owner for the business who we believe values the talent, drive and commitment of the people at Mindscape and will build on what has been achieved over the past year."

This release contains information forecasting the results of the company after the acquisition of Mindscape which are "forward-looking statements" under the federal securities laws. Actual results could differ materially from those forecasts and there can be no assurance that results will be achieved. Important factors that could cause actual results to differ materially from those present or estimated include: the company's ability to predict the revenues and profit it will generate from the sale of Mindscape's product line; the effects of general economic conditions; and the ability to achieve economies of scale and revenue growth from the acquisition.

For additional information contact:

John Suske
Investor Relations
The Learning Company, Inc.
(617) 494-5816
jsuske@learningco.com

Evelyn Dubocq
Public Relations
The Learning Company, Inc.
(510) 792-2101
corpcomm@learningco.com

Susan Getgood
Director of Corporate
Communications
The Learning Company, Inc.
(617) 494-1200
sgetgood@learningco.com